As filed with the Securities and Exchange Commission on March 8, 2001

                                                      Registration No. 333-51178

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THE AMERICAN ENERGY GROUP, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                               87-0448843
    (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

  9315 F.M. 1489, SIMONTON, TEXAS, U.S.A.
            (281) 346-0414
     (ADDRESS AND TELEPHONE NUMBER OF                   77476
       PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

                                CHUCK VALCESCHINI
                                 9315 F.M. 1489
                              SIMONTON, TEXAS 77476
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (281) 346-0414
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------
        (APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO
            TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

                               -------------------

                                    Copy to:

                             LINDOW & TREAT, L.L.P.
                            112 E. Pecan, Suite 2700
                            San Antonio, Texas 78205
                              Attn: James M. Hughes
                                 (210) 227-2200
                             Fax No.: (210) 227-4602

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to RULE 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(B) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to RULE 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                     PROPOSED     PROPOSED MAXIMUM
TITLE OF EACH CLASS     AMOUNT        MAXIMUM        AGGREGATE      AMOUNT OF
OF SECURITIES TO BE     TO BE        OFFERING         OFFERING     REGISTRATION
     REGISTERED      REGISTERED(8) PRICE PER SHARE     PRICE           FEE

Common Stock,
$0.001 Par Value(1)   15,867,975      $0.1875       $2,975,245    $      827

Common Stock,
$0.001 Par Value(2)      946,929      $0.36         $  340,894    $       95

Common Stock,
$0.001 Par Value(3)       25,000      $0.75         $   18,750    $        5

Common Stock,
$0.001 Par Value(4)    1,600,000      $1.00         $1,600,000    $      445

Common Stock,
$0.001 Par Value(5)    1,500,000      $1.00         $1,500,000    $      417

Common Stock,
$0.001 Par Value(6)   10,000,000      $0.1875       $1,875,000    $      521
                                                                  ----------
                                                                  $    2,310(7)

(1) These shares of common stock are offered by the selling stockholders. The proposed maximum offering price was estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based on the average of the high and low reported prices on March 2, 2001.

(2) These common shares are issuable upon the exercise of the placement agent warrants which are exercisable at $0.36 per share. The proposed maximum offering price per share was estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(3) These common shares are issuable upon the exercise of warrants which are exercisable at $0.75 per share and expire February 14, 2007. The proposed maximum offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(4) These shares are issuable upon the exercise of four (4) separate warrants at $1.00 per share which expire on September 17, 2001, September 17, 2002, September 17, 2003 and September 17, 2004. The proposed maximum offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(5) These common shares are issuable upon conversion of an outstanding Original Issue Discount Note with face amount of $1,500,000.00. The proposed maximum offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(6) These common shares are reserved for issuance to the selling stockholders in satisfaction of minimum price guarantees for the Common Stock based upon the date upon which this Registration Statement becomes effective and, with respect to the Original Issue Discount Note, based upon minimum price guarantees for the Common Stock on the date on which the Convertible Debt is converted for stock, if at all. A portion of these common shares is also reserved for satisfaction of penalties assumed by the registrant for late registration of the common shares covered by this Registration Statement which may be paid in cash or in stock, at the option of the registrant.

(7) This registration fee was previously paid upon the filing of the original Form S-3 Registration Statement.

(8) An undetermined number of common shares is being registered pursuant to Rule 416 under the Securities Act of 1933 to cover any adjustment in the number of shares issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
  SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                         THE AMERICAN ENERGY GROUP, LTD.

 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION REQUIRED BY PART I OF
             FORM S-3 - PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-3 ITEM NUMBER                           LOCATION/HEADING IN PROSPECTUS
--------------------                           ------------------------------
1.    Forepart of Registration                 Forepart and Outside
      Statement and Outside Front              Front Cover Page
      Cover Page of Prospectus

2.    Inside Front and Outside Back            Inside Front Cover
      Cover Page of Prospectus                 Page; Where You Can
                                               Find More Information;
                                               Incorporation of
                                               Documents by Reference

3.    Summary Information, Risk                Risk Factors;
      Factors and Ratio of Earnings            otherwise not
      to Fixed Charges                         applicable

4.    Use of Proceeds                          Use of Proceeds

5.    Determination of Offering Price          Not Applicable

6.    Dilution                                 Dilution

7.    Selling Security Holders                 Selling Stockholders

8.    Plan of Distribution                     Plan of Distribution

9.    Description of Securities to be          Description of
      Registered                               Securities

10.   Interests of Named Experts and           Not applicable
      Counsel

11.   Material Changes                         Not applicable


12.   Incorporation of Certain                 Incorporation of
      Information                              Documents by Reference


13.   Disclosure of Commission                 Commission Position on
      Position on Indemnification              Indemnification
      for Securities Act Liabilities

                                   PROSPECTUS

                  SUBJECT TO COMPLETION DATED MARCH 8, 2001

                         THE AMERICAN ENERGY GROUP, LTD.
                   UP TO 29,939,904 SHARES OF COMMON STOCK

             This Prospectus covers the offer and resale of up to 29,939,904 shares of the Common Stock, par value $0.001, of The American Energy Group, Ltd. by the Selling Stockholders identified on pages 18, 19 and 20 of this Prospectus (the "Selling Stockholders"). The 29,939,904 Common shares being registered are comprised of:

      o 15,141,374 Common shares currently held by the identified Selling Stockholders;

      o 1,600,000 Common shares that may be issued to one Selling Stockholder under four 400,000-share Warrants presently exercisable at $1.00 per share and expiring on September 17, 2001, September 17, 2002, September 17, 2003 and September 17, 2004.

      o 946,929 Common shares which may be issued to one Selling Stockholder under six Warrants presently exercisable at $0.36 per share and expiring on September 17, 2004 (as to 150,000 shares), July 24, 2005 (as to 178,530 shares), July 29, 2005 (as to 28,166 shares),
            September 22, 2005 (as to 95,000 shares), October 2, 2005 (as to 104,833 shares) and January 5, 2006 (as to 390,400 shares).

      o 25,000 Common shares which may be issued to one Selling Stockholder under a warrant presently exercisable at $0.75 per share and expiring February 14, 2007;

      o 1,500,000 Common shares that may be issued to one Selling Stockholder upon conversion, at the rate of one Common share per one dollar of principal, of his Original Issue Discount Note for $1,500,000.00, maturing March 17, 2002 (the "Convertible Debt"); and

      o 10,000,000 Common shares which are reserved for issuance to the Group 1 and 2 Selling Stockholders who are entitled to upward adjustments, payable in cash or stock at the election of the Company, if the market price for the Common Stock falls below a certain price at the time the Registration Statement to which this Prospectus pertains becomes effective, and who are also entitled to penalty payments, payable in cash or stock at the election of the Company, for delays in registration of their stock for resale.

      The Selling Stockholders have not advised us of any specific plans they have for resale or distribution of their shares. We anticipate that the Selling Stockholders will sell the shares from time to time through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Stockholders or by other persons acquiring shares.

      We will not receive any of the proceeds of sale of the Common Stock sold by the Selling Stockholders. We will receive the proceeds from the exercise of the Warrants, but only if and when exercised. We have agreed to pay all expenses of registration incurred in connection with this offering, except the direct selling and other expenses of the Selling Stockholders such as commissions and discounts of underwriters, dealers or agents, which expenses will be borne by each the Selling Stockholder.

      The Common Stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board ("OTCBB") under the symbol "AMEL.OB". On March 2, 2001, the average of the high and low reported prices of a share of Common Stock on the OTCBB was $0.1875.

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

               The date of this Prospectus is March ___, 2001.

                                TABLE OF CONTENTS

                                                                         PAGE

RISK FACTORS ..........................................................    5
------------

      Cautionary Notice Regarding Forward Looking Information .........    5

      Limited Operating History, Increasing Expenses And Cash .........    5
      Flow Limitations

      Title To Domestic Properties ....................................    5

      Title To Pakistan License .......................................    6

      Availability Of Domestic Markets And Volatile Pricing ...........    6

      Availability Of International Markets And Volatile Pricing ......    6

      Uncertainty Of Reserve Estimates ................................    6

      Effect Of Competition On Operating Costs ........................    7

      Adverse Operating Conditions ....................................    7

      Effect Of Governmental Regulations On Operating Costs ...........    7

      Need For Additional Funds .......................................    7

      Factors Inhibiting Takeover .....................................    8

      Lack Of Company Dividends .......................................    8

      Effect Upon Market Liquidity Of Penny Stock Reform Act ..........    8

      Limitations On Director Liability ...............................    9

      Effect On Market Price Of Shares Eligible For Future Sale .......    9

      Effect On Market Price Of Future Issuances Of Stock .............    9

THE COMPANY ...........................................................    9
-----------

      Historical Information ..........................................   10

      Recent Developments .............................................   12

DESCRIPTION OF OUR SECURITIES .........................................   12
-----------------------------

      Common Stock ....................................................   13

      Preferred Stock .................................................   14

      Warrants ........................................................   14

      Convertible Debt ................................................   15

      Transfer Agent ..................................................   15

DILUTION ..............................................................   14
--------

SELLING STOCKHOLDERS ..................................................   15
--------------------

PLAN OF DISTRIBUTION ..................................................   19
--------------------

USE OF PROCEEDS .......................................................   20
---------------

DOCUMENTS INCORPORATED BY REFERENCE ...................................   20
-----------------------------------

INDEMNIFICATION .......................................................   20
---------------

LEGAL MATTERS .........................................................   21
-------------

EXPERTS ...............................................................   21
-------

WHERE YOU CAN FIND MORE INFORMATION ...................................   21
-----------------------------------

                                  RISK FACTORS

      Prospective purchasers of the Common Stock offered hereby should carefully consider the following factors, in addition to other information contained elsewhere in this Prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Common Stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones facing our Company.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING INFORMATION

      We have used words like "believe," "anticipate", "think," "intend," "plan," "will be," "expect" and similar expressions in this Prospectus. Our use of these words relates to future events and/or our future financial performance and carry certain risks and uncertainties which could cause actual events or actual future results to differ materially.

LIMITED OPERATING HISTORY, INCREASING EXPENSES AND CASH FLOW LIMITATIONS

      We were incorporated in 1987. Since 1994, we have focused upon exploration and development of our Texas-based properties. Beginning in 1998, we began exploratory drilling in Pakistan which has been unsuccessful to date. Since the commencement of these operations, our operating expenses have grown rapidly. The lack of success in Pakistan has placed a material burden on our ability to fund future operations because our collective operations have been financed solely from our limited cash flow from our Texas operations and by sales of our securities.

TITLE TO DOMESTIC PROPERTIES

      Our Texas-based properties are oil and gas leasehold interests which, according to their general terms, must be maintained by development operations or continuous hydrocarbon production without cessation or interruption, except for temporary cessation or interruption. Certain of our leases also require development of the covered acreage according to a specified schedule. The consequences of our non-compliance with these operational and developmental obligations are forfeiture of the particular lease, in the case of non-temporary cessation of operations and production of hydrocarbons, and forfeiture of portions of the lease or undeveloped geologic horizons within the covered acreage covered by a particular lease, in the case of non-compliance under leases which contain scheduled development requirements.

TITLE TO PAKISTAN LICENSE

      The exploration license in the Jacobabad region of the Republic of Pakistan held by our subsidiary, Hycarbex-American Energy, Inc., contains time sensitive development and rental funding obligations which, if not timely fulfilled, would likely result in a forfeiture of the concession. While the estimated potential recoverable hydrocarbon reserves under the acreage covered by the concession are not included within our stated reserves in our financial statements contained within our Forms 10-K and 10-Q incorporated by reference, loss of the Pakistan concession as a result of our non-compliance would likely have a substantial adverse impact upon the market for the Company's securities.

AVAILABILITY OF DOMESTIC MARKETS AND VOLATILE PRICING

      There is an existing and available market for the oil produced from our Texas-based properties. However, the prices which we obtain for our production are subject to market fluctuations which are affected by many factors, including supply and demand. We rely upon favorable pricing to meet our operational expenses. Extended periods of depressed oil prices could result in the inability to meet these operational expenses and could expose us to the risk of loss of our properties because of the financial inability to meet ongoing maintenance and development requirements. Numerous factors beyond our control which could affect pricing include:

      o     the level of consumer product demand,

      o     weather conditions,

      o     domestic and foreign governmental regulations,

      o     the price and availability of alternative fuels,

      o     political conditions,

      o     the foreign supply of oil and natural gas,

      o     the price of foreign imports, and

      o     overall economic conditions.

AVAILABILITY OF INTERNATIONAL MARKETS AND VOLATILE PRICING

      We have not established production on our concession in the Republic of Pakistan. Should our further development result in a well or wells capable of producing hydrocarbons, sales of those hydrocarbons could not be made without connections to existing pipeline facilities. Our ability to generate a favorable return on our investment in Pakistan will be dependent upon market prices and conditions present at the time we achieve commercial production, if at all.

UNCERTAINTY OF RESERVE ESTIMATES

      Estimating quantities of reserves and future net cash flows from those reserves is not an exact science. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Reserve reports rely upon various assumptions, such as future oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, any reserve estimate is inherently an imprecise estimation of reserve quantities and the estimated revenues which can be achieved. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will always vary from those assumed in the estimate. Any significant variance from the assumptions could materially affect the quantity and value of our reserves as compared to the estimates set forth in the reserve report. In addition, these reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors.

EFFECT OF COMPETITION ON OPERATING COSTS

      We operate in a highly competitive environment. We compete with major and independent oil and gas companies for the acquisition of oil and gas properties, as well as for the equipment and labor required to develop and operate the properties. Many of these competitors have financial and other resources which are substantially greater than ours.

ADVERSE OPERATING CONDITIONS

      The oil and gas business involves a variety of operating risks. We are faced with the risk that we will not find oil and natural gas at all or that we will not find oil and natural gas in reservoirs from which we can economically produce the oil and natural gas. The cost of drilling, completing and operating wells is substantial and uncertain. Numerous factors beyond our control may cause the curtailment, delay or cancellation of drilling operations, including:

      o     unexpected drilling conditions,

      o     pressure or irregularities in formations,

      o     equipment failures or accidents,

      o     adverse weather conditions,

      o     compliance with governmental requirements, and

      o shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment.

In accordance with customary industry practice, we have maintained insurance against some, but not all, of the risks described above. We cannot assure you that any insurance will be adequate to cover the potential losses or liabilities. We also cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase.

EFFECT OF GOVERNMENTAL REGULATIONS ON OPERATING COSTS

      Oil and gas operations are subject to various national, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. We are subject to regulations which include drilling and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation, and in the case of Pakistan, annual payments to maintain the license.

      From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under national, state and local laws and regulations primarily relating to protection of human health and the environment.

NEED FOR ADDITIONAL FUNDS

      Since the production derived from our Texas-based properties is insufficient to meet our future capital requirements for both Texas and Pakistan operations, we will need additional financing to meet our projected operating capital requirements. We do not currently have a line of credit or other credit facility available to us to meet these cash requirements. Additional financing will be pursued, as needed, by seeking credit facilities, sales of our securities, sales of our assets and joint ventures. We cannot be certain that we will be successful in obtaining additional financing on favorable terms, if at all.

FACTORS INHIBITING TAKEOVER

      Certain of the provisions in our Amended Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in our stockholder's best interest. Our Amended Articles of incorporation authorize us to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and the designation of any such series, without any vote or action by the stockholders. The Board of Directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of any preferred stock which might be issued could contain terms which could contain special voting rights or increase the costs of acquiring the Company.

LACK OF COMPANY DIVIDENDS

      We have not paid any dividends on our Common Stock since inception and we do not anticipate paying any dividends on our Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of our business.

EFFECT UPON MARKET LIQUIDITY OF PENNY STOCK REFORM ACT

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if our securities do not meet an exception to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      Since our securities are subject to the regulations applicable to penny stocks, the market liquidity for our securities could be adversely affected because the regulations on penny stocks could limit the ability of broker/dealers to sell our securities which would limit the ability of purchasers of our securities to sell their securities in the secondary market.

LIMITATIONS ON DIRECTOR LIABILITY

      The General corporation Law of Nevada provides that a director of a corporation shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the company against a director. Our Amended Articles of Incorporation and Bylaws provide for indemnification of directors and officers.

EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

      Future sales of shares of our Common Stock may adversely affect the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair our ability to raise additional capital through the sale of equity securities or through debt financing.

EFFECT ON MARKET PRICE OF FUTURE ISSUANCES OF STOCK

      As of the date of this Prospectus, we have 80,000,000 shares of Common Stock authorized, of which 65,018,565 shares are issued and outstanding, and an additional 2,796,929 shares will have been reserved for issuance underlying outstanding warrants with exercise prices ranging from $0.75 per share to $3.97 per share and in term from one year to seven years. Another 1,500,000 Common shares have been reserved for issuance underlying convertible debt and an indeterminate amount of shares may likewise be issued to satisfy late registration penalties and stock price adjustments which affect the Group 1 and Group 2 Selling Stockholders. We also have 20,000,000 shares of Preferred Stock, $.001 par value per share, authorized of which 41,500 are outstanding as of the date hereof.

      Our Articles of Incorporation authorize the issuance of the Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. The balance of our authorized shares of common Stock and all of the Preferred Stock are not reserved for any purpose and may be issued without any action or approval by our stockholders.

                                   THE COMPANY

HISTORICAL INFORMATION

      The American Energy Group, Ltd. (formerly Belize-American Corp. Internationale) (formerly Dim, Inc.)[hereinafter "Company"] was organized in the State of Nevada on July 21, 1987, as a wholly owned subsidiary of Dimension Industries, Inc. a Utah Corporation (hereinafter "Dimension"). At the time of organization, we issued 1,366,250 shares of voting Common Stock to Dimension, which was the sole stockholder. On April 28, 1989, our form S-18 filed with the Securities and Exchange Commission was declared effective. Dimension distributed the 1,366,250 shares it held to the stockholders of Dimension as a dividend. Also distributed were 1,566,250 warrants to purchase 1 share of voting Common Stock of the Company for each warrant held. The warrant offering expired on August 11, 1989. Exercise of the warrants by shareholders resulted in our issuing 1,547,872 shares of voting Common Stock.

      In 1987, we engaged in marketing an automobile carburetor modification kit. The efforts were not successful and were abandoned. From 1987 to 1990, we were inactive. In October, 1990, the shareholders approved a one for ten (1:10) reverse split of the voting Common Stock. In June, 1991, we obtained an Oil Prospecting License from the government of Belize. As a special meeting of shareholders, resolutions to change the name of the Company to "Belize-American Corp. Internationale", forward split the voting Common Stock ten for one (10:1) and a vote to ratify the Oil Prospecting License received a vote of approval.

      During 1991, we attempted various means to attract sufficient capital investment to develop the oil prospect in Belize, but was not successful. The license expired due to our lack of performance. From 1992 until 1994, our activities consisted of attempting to raise capital for a business venture and solicitation of other business enterprises for a possible merger. On September 22, 1994, we entered into an agreement with Simmons Oil Company, Inc., a Texas corporation (hereinafter "Simmons") whereby we issued 2,074,521 shares of Convertible Voting Preferred Stock to the shareholders of Simmons in order to acquire Simmons and two subsidiaries of Simmons, Simmons Drilling Company and Sequoia Operating Company. The agreement was effective September 30, 1994. Prior to the acquisition of Simmons, Simmons had acquired certain oil and gas properties located in Texas. Subsequent to the acquisition, we acquired additional oil and gas properties in the same general area through its subsidiaries.

      In April 1995, we acquired all of the outstanding shares of Hycarbex, Inc., a Texas corporation (hereinafter "Hycarbex") for 120,000 shares of our voting Common Stock, a 1% Overriding Royalty Interest in the revenues generated through the development of Hycarbex's Pakistan Concession, and an agreement to pay the sole shareholder $200,000 conditioned upon the success of that development. For accounting purposes, this acquisition was treated as a pooling of interests. We changed the name of Hycarbex, Inc. to Hycarbex-American Energy, Inc. and it is operating as our wholly owned subsidiary. Hycarbex hold an oil and gas Concession and Exploration License granted by the government of Pakistan. The Concession is located in the Middle Indus Basin near Jacobabad, Pakistan. In addition to the above acquisition consideration, we provided a $551,000 Financial Guarantee Bond to the Government of Pakistan to assure performance of Concession requirements. Subsequent seismic surveys performed and the drilling conducted in 1997, 1998 , 1999 and 2000 have satisfied the Concession requirements to date.

      We began producing commercial quantities of oil on its Texas-based properties and emerged from the development stage during the year ended June 30, 1997. At that time, we were engaged in a program of drilling and reworking developmental wells on our properties. We have continued to evaluate our inventory of oil and gas properties, and to pursue capital investment to finance a comprehensive drilling and production program, both in Texas and Pakistan.

      In June, 1997, we purchased oil and gas properties totaling approximately 1,400 acres in Texas. During the year ended June 30, 1999, we drilled eight developmental wells on these properties, of which seven wells are currently producing. One additional commercial well was completed in Texas after June 30, 1999.

RECENT DEVELOPMENTS

      During the year ended June 30, 1999, we drilled on our Pakistan concession our second exploration well, the David #1 Well, and commenced a third exploratory well, the David #1A Well. Although both wells encountered gas shows, both were plugged and abandoned as non-commercial. No additional drilling was undertaken during the year ended June 30, 2000, and we obtained an extension from the Pakistan Government to commence a substitute well for the David #1A Well by November 30, 2000, conditioned upon the completion of additional seismic surveys on the acreage. The required seismic surveys were completed. The required drilling of a substitute well on our Pakistan concession was brought about when we plugged and abandoned our David #1A well in the Spring of 1999 after encountering carbon dioxide and dangerous levels of hydrogen sulfide gas. We drilled the substitute well (which was named Jacobabad No. 3) and it was plugged and abandoned in January, 2001, as a non-commercial well. Based on the geophysical data generated to date, the relative large size of the concession and the actual data collected from the individual wells drilled to date, we intend to drill additional exploratory wells on the concession.

      As a general license requirement, we are obligated to deposit and maintain in our Pakistan account $1,100,000 for the anticipated costs of the next succeeding exploration well required by the exploration license prior to drilling that well. At the commencement of the second fiscal quarter, we had slightly in excess of $1,100,00 on deposit in Pakistan. Under the applicable local rules pertaining to petroleum concessions, the Government of Pakistan can revoke the exploration license for any material breach which is not cured within sixty days of written notice of noncompliance. Our subsidiary has not received a notice of default as of the date of this report. A failure to make the required deposits after a default notice from the Pakistan Government could result in a forfeiture of the exploration license and a loss of the concession. Upon any revocation of the license, we could remain liable to the Pakistan Government for liquidated damages equal to the required deposit amounts.

      Our cash position is critical given the future deposit requirements in Pakistan, as well as future development requirements under certain of our Texas oil and gas leases if those leases are not sold in the near future, as anticipated. We intend to continue to explore and pursue all available sources of working capital through potential loans, sales of securities, sales of assets, joint venture affiliations, and other transactions in order to meet our anticipated near term needs. In conjunction with these efforts, we have retained an investment banking firm to assist in these efforts. In the event that additional capital raising efforts by the Company are unsuccessful, the likely effects would be ultimate forfeiture of the Pakistan concession and, if the Texas oil and gas leases are not sold, a slowdown or postponement of scheduled reactivation and development activities on those Texas properties.

      During the quarter ended March 31, 2000, we announced our intention to sell our Texas oil and gas leases in order to focus our activities and resources toward the development of its

Pakistan concession. The timing of the decision was anticipated to permit us to take advantage of opportunities for a more favorable sale created by recent increases in market prices for oil. On May 9, 2000, we entered into an agreement with Northern Lights Energy, Ltd. to sell our Texas oil and gas leases for four million dollars after considering the relative terms of a number of verbal and written offers from the interested parties. Northern Lights Energy, Ltd. failed to consummate the transaction and we initiated litigation during the quarter commencing October 1, 2000, to cancel the contract, while simultaneously commencing efforts to market the oil and gas leases to alternative prospective purchasers. It is uncertain whether we can consummate a sale or, if consummated, whether we will generate sufficient cash resources to meet all of our near term capital requirements in Pakistan. It is likely that we will have to supplement cash resources with capital from the sale of securities, loans or other sources. Sale of our Texas leases would also eliminate our ongoing revenue stream which would create the need for a reserve from the sale proceeds or the need for capital from other sources in order to meet near term administrative and operating expenses. We do not currently have a line of credit or other credit facility which can meet these needs and there can be no assurance that efforts to sell its securities or raise capital by other means will be successful.

           We recorded a net loss on our books for the year ending June 30, 2000 of $12,283,248 based, in part, upon the deemed asset impairment loss of $11,643,262 recorded by us pursuant to SFAS 121 titled "Accounting for the Impairment of Long-Lived Assets". This impairment loss resulted from the contract to sell those assets for four million dollars, as described above. The asset loss calculation is based upon the difference between the four million dollar sale price and the value previously attributed to those assets on our books.

                          DESCRIPTION OF OUR SECURITIES

      We are authorized to issue 80,000,000 shares of Common stock, par value $.001 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Prospectus, there were 65,018,565 shares of Common Stock and 41,500 shares of Preferred Stock issued and outstanding.

COMMON STOCK

      Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of our Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of the Board of Directors. Holders of Common Stock have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. Holders of our Common Stock have no preemptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of our Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of holders of Preferred Stock, if any.

      Under the terms of the private placements with the Group 1 and Group 2 Selling Stockholders, each holder is entitled to a 3% per month penalty for late registration of their shares. Such shareholders are also entitled to an upward adjustment, payable in cash or shares if the five-day average closing price is less than $0.38 on the effective date of registration. The adjustment is computed on the basis of the amount by which the $0.38 exceeds the greater of the actual closing bid price and $0.10.

PREFERRED STOCK

      Our Board of Directors is empowered to issue Preferred Stock from time to time in one or more series, without stockholder approval, and with respect to each series to determine (subject to limitations prescribed by law) (1) the number of shares constituting such series, (2) the dividend rate on the shares of such series, whether such dividends shall be cumulative and the relation of such dividends to the dividends payable on any other class of stock, (3) whether the shares of each series shall be redeemable and the terms of any redemption thereof, (4) whether the shares shall be convertible into Common stock or other securities and the terms of any conversion privileges, (5) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, (6) the voting rights, if any, for shares of each series, (7) the provision of a sinking fund, if any, for each series, and (8) generally any other rights and privileges not in conflict with the Certificate of Incorporation for each series and qualifications, limitations or restrictions thereof. The Company has outstanding one class of Preferred Stock. Block E Preferred Stock, of which 41,500 shares are outstanding, originally provided for convertibility on a one-for-five basis to Common Stock at the election of the holder for a specified period. The convertibility period has expired for these shares and we have the right to redeem these shares at $0.50 per share.

WARRANTS

      In the course of our business operations and past capital raising efforts, we have issued Warrants to purchase Common Stock to former and present management and key personnel, consultants and certain subscribing shareholders which provided for exercise prices which ranged from $0.75 to $5.31 per share and providing for terms which range upward to seven (7) years. Each Warrant, if exercised, would entitle the holder to one share of Common Stock. During the fiscal quarter ending December 31, 2000, we reacquired and canceled many of these warrants. Many of the original warrants have also expired. As of the date of this Prospectus, there are 2,796,929 unexpired Warrants outstanding, 75,000 of which are held by one of our former directors and 75,000 of which are held by one of our current officers.

      The Warrants covered by this registration statement are held by one, non-affiliate shareholder, by our placement agent, and by one of the principals of the placement agent. Zubair Kazi, one Selling Stockholder, acquired 1,600,000 Warrants in four-400,000 share certificates in a September 17, 1999 private placement transaction which are exercisable at any time prior to September 17, 2001, 2002, 2003 and 2004. The Warrants provide for a $1.00 per share exercise price, but if the five-day average bid price for the underlying Common Stock is less than $1.40 at the time of exercise, the exercise price is adjusted to the greater of $0.40 per share or sixty percent (60%) of the five day average bid price. The 946,929 Warrants held by Crary, Onthank & O'Neill, L.L.C, constitute a portion of the compensation for serving as the placement agent in the September, 1999 Kazi private placement, in the December 1999 private placement in which Brian Perry acquired 133,334 of his Common shares, in a subsequent calendar 2000 private placement in which the Group 2 Selling Stockholders acquired their Common shares, and in a January 2001 private placement in which Mr. Kazi privately purchased 3,904,000 additional Common shares. These Warrants are exercisable at $0.36 and expire five years after issuance such that 150,000 shares expire September 17, 2004, 178,530 shares expire July 24, 2005, 28,166 shares expire July 29, 2005, 95,000 shares expire September 22, 2005, 104,833 shares expire October 2, 2005 and 390,400 shares expire January 6, 2001. The 25,000 Warrants held by Calvert Crary, a principal in Crary, Onthank & O'Neill, L.L.C., were acquired for services as a member of the Company's disclosure committee. These Warrants are exercisable at $0.75 and expire February 14, 2007. These 25,000 Warrants also contain a provision permitting, in the alternative, exercise by the holder without cash consideration by relinquishment at the time of exercise of a sufficient number of shares to cover the exercise price based upon the ten-day average closing price for the ten days preceding exercise.

          The shares of Common Stock which are to be issued to Mr. Kazi upon exercise of his Warrants were required to be registered by the Company under the Securities Act of 1933 within ninety (90) days of the transaction. A registration statement was also required to be filed by the Company in connection with the shares underlying his Convertible Debt within the same time period. The Crary, Onthank & O'Neill, L.L.C. Warrants and Cal Crary Warrants do not obligate the Company to register the underlying Common shares but do provide for the right of the holder to "piggyback" to any registration statement actually filed by the Company.

           The Warrants do not confer upon any holder any rights as a stockholder of the Company, including the right to vote. The Warrants contain provisions to protect the holder against dilution by adjusting the price at which the Warrants are exercisable and the number of shares issuable upon exercise of the Warrants upon the occurrence of certain events. These events include the payment of stock dividends, distributions, stock splits, and reclassifications.

CONVERTIBLE DEBT

          Mr. Kazi acquired, on September 17, 1999, an Original Issue Discount Promissory Note, face value $1,500,000.00, which matures March 17, 2002, and which provides for conversion by the holder prior to maturity into Common Stock, in whole or in part, in $10,000.00 increments. The conversion ratio is one share of Common Stock for each one dollar of face amount of principal indebtedness converted. Should the five day average bid price for the Common Stock preceding the date of conversion be less than $1.02 per share, the difference between the five day average bid price (but not less than $0.40) and $1.02 for each dollar of principal indebtedness converted is to be paid to the holder in cash or Common Stock, at the election of the Company. As indicated above, the registration requirements for the Common Stock underlying the Convertible Debt transaction required registration within ninety (90) days. The failure to meet this obligation results in a monthly penalty equal to 3.0% of the indebtedness until the registration requirement is satisfied, payable in stock or cash at the election of the Company. A portion of the Common shares held by Mr. Kazi covered by the registration statement to which this Prospectus pertains were acquired as penalty shares and additional penalty shares will be issued in the future according to this formula until this Registration Statement is effective.

TRANSFER AGENT

      The transfer agent for the Company's Common Stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

                                    DILUTION

      The interest in the Company of each holder of the Common Stock will be diluted to the extent that the Warrants and/or the Convertible Debt covered by this Prospectus are exercised. Assuming all of the Warrants and Convertible Debt covered by this Prospectus are exercised, a total of 4,071,929 shares of Common Stock will be issued by the Company. On March 2, 2001, the exercise price for the 946,929 Warrants held by Crary, Onthank & O'Neill, L.L.C. was $0.17 above the last quoted sale price of the Common Stock, the exercise price for the Crary Warrants was $0.56 above the last quoted sale price of the Common Stock and the exercise price for the 1,600,000 Warrants held by Zubair Kazi was $0.81 above the last quoted sale price of the Common Stock. The interests of each holder will be further diluted to the extent that penalties for late registration of the shares of the Selling Stockholders are paid by us in stock rather than in cash.


                              SELLING STOCKHOLDERS

MATERIAL RELATIONSHIPS

      None of the Selling Stockholders has had, within the three years prior to the filing of the registration statement to which this Prospectus pertains, any material relationship with the Company, its predecessors or affiliates. Crary, Onthank & O'Neill,

L.L.C., one of the two Warrant holders, has served as a placement agent to the Company in the private placement to the Group 1 and Group 2 Selling Stockholders. Mr. Crary, a principal in Crary, Onthank & O'Neill, L.L.C. also serves on a disclosure committee created by the Board of Directors, for which he has received, separately, 25,000 Warrants exercisable at $0.75 and expiring in February 14, 2007.

OWNERSHIP OF SELLING STOCKHOLDERS BEFORE AND AFTER OFFERING

      All of the Common Stock beneficially owned by the Selling Stockholders is being offered under this registration statement and none of the Selling Stockholders owns, prior to this offering, more than one percent of the outstanding Common Stock of the Company except:

      o Zubair Kazi, who beneficially owns 8.7% (but would own 12.8% pursuant to Securities Rule 13d-3 upon conversion of all outstanding Warrants and Convertible Debt) prior to this offering,

      o Buhrer & Co., which beneficially owns 2.3% of the Common Stock prior to this offering,

      o Bank Leumi Le Israel which owns 2.2% of the Common Stock prior to this offering,

      o Appalachian Energy Development, Inc., which beneficially owns 1.3% of the Common Stock prior to this offering, and

      o David French, who owns 1.0% of the Common Stock prior to this offering.

Subsequent to the offering, assuming all of the offered Common Stock is sold (including stock underlying the Warrants and Convertible Debt), none of the Selling Stockholders will beneficially own any remaining Common Stock except Mr. Kazi, who will own 91,141 Common shares not covered by this Registration Statement.

      The following table sets forth certain information with respect to the Selling Stockholders as of March 2, 2001:


                    COMMON STOCK REGISTERED IN THIS OFFERING

                                                  SHARES OF      SHARES OF
                                                  COMMON STOCK   COMMON STOCK
                             OUTSTANDING          TO BE          TO BE
                             SHARES OF            ACQUIRED ON    ACQUIRED ON
NAME OF SELLING              COMMON STOCK         EXERCISE OF    CONVERSION OF
STOCKHOLDERS                 BEING REGISTERED     WARRANTS       DEBT
---------------             -----------------     ------------   --------------

GROUP 1 STOCKHOLDERS(1)
--------------------

     Zubair Kazi               5,544,266          1,600,000      1,500,000

GROUP 2 STOCKHOLDERS(2)
--------------------

     Brian Perry                 333,334          N/A            N/A

     John Barkal                  83,334          N/A            N/A

     David French                666,668          N/A            N/A

     Rahn & Bodmer               583,334          N/A            N/A

     Mario Lombardi               83,334          N/A            N/A

     Jodi Cologgi and
     Kenneth Biebel              100,000          N/A            N/A

     Edward Owczarek             100,000          N/A            N/A

     Thomas J. Ellich             83,334          N/A            N/A

     Jerry Niedfelt              100,000          N/A            N/A

     Joseph DeLuca and
     Sharon S. Yoon-DeLuca        83,334          N/A            N/A

     Gabor Haizer                 83,334          N/A            N/A

     Donald B. Kelly              41,667          N/A            N/A

     Tom E. Kurtz                100,000          N/A            N/A

     Bradley J. Manning and
     Kimberly T. Manning          83,334          N/A            N/A

     James Tolster                83,334          N/A            N/A

     Calvert Crary               100,000          25,000(5)      N/A

     Harry Willner               400,000          N/A            N/A

     James C. Newborn             41,667          N/A            N/A

     James Boyle and
     Diane Boyle                  90,000          N/A            N/A

     Appalachian Energy
     Development, Inc.           833,334          N/A            N/A

GROUP 3 STOCKHOLDERS(3)
--------------------

     Christoph Nater              43,500          N/A            N/A

     Caroline Dechsle             40,000          N/A            N/A

     Silvia Schmid               170,000          N/A            N/A

     Fugen Schmid                170,000          N/A            N/A

     Philippe Pfister            100,000          N/A            N/A

     Beat Schlagenaul             65,000          N/A            N/A

     Esther Crameri               34,000          N/A            N/A

     Polo Haberlin                96,000          N/A            N/A

     Hans Bodmer                 150,000          N/A            N/A

     David Lottenbanch            80,000          N/A            N/A

     Stefan Huhn                 167,000          N/A            N/A

     Julia Buhrer                150,000          N/A            N/A

     Peter Buhrer                 40,000          N/A            N/A

     Buhrer & Co.              1,500,000          N/A            N/A

     Hanspeter Konig              16,700          N/A            N/A

     Gunther Hogemann             65,000          N/A            N/A

     Boris Wagner                650,000          N/A            N/A

     Ulrich Grasberger            66,667          N/A            N/A

     Elisabeth Heilmuth           16,700          N/A            N/A

     Heinz Fischer               335,000          N/A            N/A

     Phillip Muller
     Imaz De Zavella              10,000          N/A            N/A

     Franz Steines                33,500          N/A            N/A

     Bernhard Nageli              90,000          N/A            N/A

     Oski Kalin                   34,000          N/A            N/A

     Christian Jost               33,500          N/A            N/A

     Alice Loacker                70,000          N/A            N/A

     Frau Frikart                 34,000          N/A            N/A

     Giuseppe Fiorenza           300,000          N/A            N/A

     Mario Bagnato               100,000          N/A            N/A

     Dr. Florian Salzgeber       140,000          N/A            N/A

     Martin Gauch                100,000          N/A            N/A

     Josef Sommer                 50,000          N/A            N/A

     Michael Bleks               274,000          N/A            N/A

     Michael Riebensahm           83,300          N/A            N/A


     Daniel Stoll                632,500          N/A            N/A

     Bank Leumi Le Israel        400,000          N/A            N/A

GROUP 4 STOCKHOLDERS(4)
--------------------

     Crary, Onthank & O'Neill,     N/A           946,929         N/A
        L.L.C.

TOTALS:                        15,141,374      2,571,929      1,500,000

(1) Mr. Kazi's 1,600,000 Warrants were acquired in private placements of $400,000 of Preferred Stock and $1,500,000 Convertible Debt in September 1999. The Warrants are exercisable at $1.00 per share, subject to adjustment, and expire, in 400,000-share blocks, on September 17, 2001, September 17, 2002, September 17, 2003 and September 17, 2004, if not exercised. Mr. Kazi's Convertible Debt is convertible prior to its maturity on March 17, 2002, at one share per one dollar of principal, subject to adjustment. The Convertible Debt placement to Mr. Kazi contained 90-day registration obligations on the part of the Company which if not met, trigger a 3% monthly penalty payable by the Company in cash or stock. Mr. Kazi acquired 3,904,000 of his Common shares in a January 2001 placement. Mr. Kazi acquired the balance of his Common shares covered by this Prospectus as penalty shares.

(2) The Group 2 Selling Stockholders acquired their shares in a calendar 2000 private placement except that Mr. Perry acquired 133,334 of his Common shares in a December 1999 private placement.

(3) The Group 3 Selling Stockholders acquired their shares in a calendar 2000 private placement.

(4) The Group 4 Selling Stockholder acquired its Warrants as compensation for serving as placement agent for the private placements to the Group 1 and Group 2 Selling Stockholders above. The Warrants are all exercisable at $0.36 and expire on September 17, 2004 as to 150,000 shares, on July 24, 2005 as to 178,530 shares, on July 29, 2005 as to 28,166 shares, on September 22, 2005 as to 95,000 shares, on October 2, 2005 as to 104,833 shares and on January 5, 2006 as to 390,400 shares.

(5) Mr. Crary acquired his Warrants for services as a member of the Company's disclosure committee. They are exercisable at $0.75 per share and expire February 14, 2007.

                              PLAN OF DISTRIBUTION

      We are registering the shares of Common Stock covered by this Prospectus for the account of the Selling Stockholders. We will not receive any of the proceeds from the offering hereunder. We will receive the exercise price of the warrants if and only when exercised. We are bearing all of the expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the individual Selling Stockholders will be borne by such Selling Stockholders.

      The Selling Stockholders may offer and sell their shares of Common Stock covered by this

Prospectus from time to time through brokers, in the over the counter market, in privately negotiated transactions, or otherwise, at the prices prevailing at the time of such sales, at prices related to such prevailing market prices, or at negotiated prices. To our knowledge, no specific brokers or dealers have been designated by the Selling Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. We will pay all expenses of preparing and reproducing this Prospectus, but will not receive the proceeds from sales by the Selling Stockholders.


      In addition, a Selling Stockholder may deliver shares of Common Stock offered by this Prospectus from time to time to cover short sales made by such Selling Stockholder. The Selling Stockholder may effect the transactions by selling the shares of Common Stock to or through brokers and the brokers may receive compensation in the form of commissions from the Selling Stockholders. The Selling Stockholders and any broker, dealer or agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by the broker, dealer or agent and the profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act.

      In effecting the sale of the shares of Common Stock offered by this Prospectus, a Selling Stockholder who is participating in a distribution, as defined in Regulation M under the Exchange Act, will be required to comply with Rule 102 of Regulation M. Rule 102 will require such Selling Stockholder, as well as any person who acts in concert with the Selling Stockholder, and the broker, if any, who sells the shares on behalf other Selling Stockholder, to suspend all purchases of shares of the Common Stock at least one and possibly five business days prior to and until completion of the Selling Stockholder's participation in the distribution. In the event that any of the Selling Stockholders are deemed to be affiliates of the Company, Exchange Act, Rule 102, if applicable, will also require the Company and all persons who are in a control relationship with the Company to suspend all purchases of the Company's Common Stock at least one and possibly five business days prior to and until completion of an affiliate Selling Stockholder's participation in a distribution. When we consider it appropriate, we will require the Selling Stockholders and each of their underwriters, brokers, or dealers, if applicable, to provide a letter that evidences inapplicability of or represents compliance with Rule 102 before the Company will authorize the transfer of the Selling Shareholders' shares of Common Stock.

      We have agreed to indemnify the Group 1, 2 and 4 Selling Stockholders against certain liabilities, including liabilities under the Securities Act in connection with their respective registration rights.

                                 USE OF PROCEEDS

      The shares covered by this Prospectus are being offered by the Selling Stockholders and not by the Company. Consequently, we will not receive any proceeds from the sale of these shares. We will receive the exercise price of the Warrants if and only when exercised. See "Selling Stockholders".

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents, and all documents subsequently filed by The American Energy Group, Ltd. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:


      o     Our Report on Form 8-K/A dated September 29, 1998;

      o Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed October 13, 2000;

      o Our Quarterly Report on Form 10-Q for the quarter ending September 30, 2000, filed November 17, 2000; and

      o Our Quarterly Report on Form 10-Q for the quarter, ending December 31, 2000, filed February 20, 2001.

                                 INDEMNIFICATION

          Section 78.037 of the Nevada Revised Statutes provides generally and in pertinent part that a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Additionally, Section 78.751 of the Nevada Corporation Code permits indemnification of directors and officers for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any and all civil, criminal and administrative action. Additionally, Nevada law permits a corporation to make financial arrangements to provide a buffer against potential liability, including the creation of a trust fund, the establishment of a program of self insurance, securing an obligation with a lien on corporate assets, or the establishment of a credit, guarantee or other surety. Article IX of our Articles of Incorporation and Article VIII of our Bylaws provide, in general, that our directors and officers shall be indemnified from expenses incurred in the defense of any proceeding so long as his or her actions were undertaken in good faith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

      Certain legal matters in connection with the common stock offered by this Prospectus will be passed on for us by Lindow & Treat, L.L.P., San Antonio, Texas.

                                     EXPERTS

      The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ending June 30, 2000 have been audited by HJ & Associates, L.L.C., independent auditors, as stated in their report, which is incorporated in this Prospectus by reference. These financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports and other information with the SEC under SEC File No. 0-26402. Reports and other information which we have filed can be inspected and copies at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please contact the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding issuers that file electronically with the SEC.

      We furnish our stockholders with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

      We have filed with the SEC a registration statement on Form S-3 with respect to the Common Stock described in this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Any person who receives this Prospectus may obtain a copy of the registration statement, including any exhibits, without charge, upon oral or written request. Such requests should be directed to Linda Gann, Secretary of The American Energy Group, Ltd., P.O. Box 105, Simonton, Texas 77476. The Company's telephone number is (281) 346-0414.

                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      We will pay all expenses (other than fees and expenses of legal or other advisors to the Selling Stockholders) in connection with the offering described in this Registration Statement. Such expenses are as follows:*

     Securities and Exchange Commission registration fee.........   $ 4,060
     Accounting fees and expenses ...............................   $10,000
     Legal fees and expenses ....................................   $25,000
     Miscellaneous ..............................................   $ 5,000
                                                                    -------

                 Total ..........................................   $44,060

* The amounts set forth, except for the filing fees for the Securities and Exchange Commission, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 78.037 of the Nevada Revised Statutes provides generally and in pertinent part that a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Additionally, Section 78.751 of the Nevada Corporation Code permits indemnification of directors and officers for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any and all civil, criminal and administrative action. Additionally, Nevada law permits a corporation to make financial arrangements to provide a buffer against potential liability, including the creation of a trust fund, the establishment of a program of self insurance, securing an obligation with a lien on corporate assets, or the establishment of a credit, guarantee or other surety. Article IX of our Articles of Incorporation and Article VIII of our Bylaws provide, in general, that a director or officer of the Company shall be indemnified from his or her expenses incurred in the defense of any proceeding so long as his or her actions were undertaken in good faith.

      The indemnification provisions contained in the Amended Articles of Incorporation Bylaws may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). For information as to a limitation on indemnification of our directors, officers and controlling persons, see the last undertaking in Item 17 of this Registration Statement.

ITEM 16.  EXHIBITS

      EXHIBIT NUMBER
      AND DESCRIPTION

      (4)   Instruments Defining Rights of Security Holders
          * 4.1    Form of Warrant

      (5)   Opinion re legality
          * 5.1    Opinion of Lindow & Treat, L.L.P.

     (23)   Consents of experts and counsel
          * 23.1   Consent of Lindow & Treat, L.L.P. (included in
                   its opinion filed as Exhibit 5.1)
          * 23.2   Consent of H J & Associates, L.L.C.

     (24)   Power of attorney (included on the signature page hereof)

          * Previously Filed

ITEM 17.  UNDERTAKINGS.

      We hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      We hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have duly caused this Amended to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simonton, State of Texas, on March 8, 2001.


                                    THE AMERICAN ENERGY GROUP, LTD.


                                    By: /s/ CHUCK VALCESCHINI
                                       ---------------------------------
                                            Chuck Valceschini, President, Chief
                                            Executive Officer and Chief
                                            Financial Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chuck Valceschini, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirement of the Securities Act, the amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                          TITLE                       DATE
      ---------                          -----                       ----
/s/ MANFRED WELSER            Chairman of the Board of          March 8, 2001
    Manfred Welser            Directors

/s/ CHUCK VALCESCHINI         Chief Executive Officer,          March 8, 2001
    Chuck Valceschini         President, Chief Financial
                              Officer and Director
                              (PRINCIPAL EXECUTIVE
                              OFFICER)

/s/ HOOMAN ZADEH              Director                           March 8, 2001
    Hooman Zadeh

/s/ GEORG VON CANAL           Director                           March 8, 2001
    Georg von Canal